LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and entered into in this **25rd** day of February, 2020 ("Effective Date"), by and between Todos Medical Ltd., an Israel corporation, its successors and assigns (the "Company"), and Ethel Zelniec ("Lender").

RECITALS

WHEREAS, the Company is in need of capital for working capital and inventory and Lender has agreed to provide up to $100,000.00 of such capital according to the terms hereof; and

WHEREAS, Lender and Company enter into this Agreement to establish terms by which Lender, in its sole discretion, may fund Loans, as set forth herein and therein the related Note, described below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is acknowledged by Lender and Company (each "party" and, collectively, "parties"), the parties hereby agree as follows:

1. LOANS; PROMISSORY NOTES. Lender may loan the Company up to $100,000.00 pursuant to the terms hereof; provided, nothing herein or otherwise shall obligate Lender to make any Loan to the Company. All sums advanced pursuant to the terms of this Agreement (each a "Loan" and collectively, the "Loans") shall be evidenced by an interest rate of 10% convertible promissory note (each a "Note" and collectively, the "Notes"), in substantially the form set forth as Exhibit A hereto. Each Note shall be in the aggregate principal amount of the Loan made at each Closing (as defined below) and shall be convertible into shares of the Company's common stock (the "Common Stock") pursuant to the terms contained in each Note at the earlier of registration or six (6) months from each Closing. All covenants, conditions and agreements contained herein are made a part of each Note, unless modified therein.

a. The Company agrees to designate the Notes as senior to any existing and future indebtedness and secured by all assets of the Company.

b. It is currently anticipated that Loans shall be made according to the schedule contained in Exhibit C hereto.

c. Any request for a Loan may be made from time to time and subject to Lender approval. Requests for Loans may be made orally or in writing. **Lender may refuse to make any requested Loan in its sole discretion.**

e. Unless stated otherwise in the Note, the Note will automatically mature three (3) months from the date of the applicable Note.

f. All sums advanced pursuant to this Agreement shall bear simple interest from the date the Loan is made until paid in full at an interest rate of ten percent (10%) per annum. Interest not paid shall not compound and will be calculated on the basis of a 360-day year. Interest shall be paid by the Company quarterly.

2. WARRANTS. Upon the sale of the Notes by the Company to the Lender, the Company may issue up to 4,464,281 warrants to the Lender in substantially the form annexed hereto as Exhibit B (the "Warrant") at an exercise price of $0.10 per share (the "Warrant Shares"). The Warrant shall be cashless exercisable with full ratchet anti-dilution, for a period of five (5) years from the issue date specified on the face of such Warrant.

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3. **CLOSING**. The closing for the Note (the "**Closing**") shall take place on or about February 25, 2020, provided that the Company has delivered the executed Transaction Documents (as defined below) to the Lender ("**Closing Date**").

4. **REGISTRATION RIGHTS**. The Company shall prepare and file with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form F-1 (the "Form F-1" or "Registration Statement") by the earlier of (i) 75 days of the Effective Date or (ii) 30 days after uplisting of the Company's Common Stock to a national securities exchange to cover two times the Common Stock underlying the Note conversion based on the lower of (i) the closing market price on the date of Closing and (ii) 50% of the lowest trading price on the primary trading market on which the Company's Common Stock is quoted for the last ten (10) trading days immediately prior to but not including the Conversion Date, and the Warrant Shares. The Form F-1 must be effective within 180 days from the Effective Date of this Agreement. There shall be monthly liquidated damages of $12,500 if the Registration Statement is not filed by the earlier of (i) 75 days of the Effective Date or (ii) 30 days after uplisting of the Company's Common Stock to a national securities exchange and/ or declared effective within 180 days from the Effective Date of this Agreement, which damages shall accrue each month until the applicable breach (failure to timely file, failure to timely have declared effective, or both) has been cured. The parties acknowledge and agree that damages which will result to Lender for Company's failure to timely file or have declared effective the Registration Statement shall be extremely difficult or impossible to establish or prove, and agree that the payment of $12,500 per month is a reasonable estimate of potential damages and shall constitute liquidated damages for any breach of this paragraph. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Lender, added to the principal of the Note. The legal fees associated with filing the Form F-1 shall be paid by Company.

5. **REPRESENTATIONS AND WARRANTIES BY THE COMPANY**. In order to induce Lender to enter into this Agreement and to make the Loans provided for herein, Company represents and warrants to Lender as follows:

a. Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Israel and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

b. Non-Shell Status. The Company is not now or ever been a shell as that term is defined in Rule 405 of the Securities Act.

c. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Note, and the Warrants (all such documents together with all amendments, schedules, exhibits, annexes, supplements and related items, to each such document shall hereinafter be collectively referred to as, the "Transaction Documents"). The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated in, have been duly and validly authorized by all necessary corporate action. The Transaction Documents, when executed and delivered, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

d. Disclosure. None of the Transaction Documents nor any other document, certificate or instrument furnished to the Lender by or on behalf of the Company in connection with the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

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e. Adequate Shares. The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the respective Warrants and Note.

f. Periodic Filings. The Company at all times will remain current in its reporting requirements with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") including maintaining XBRL financial information on the Company's corporate website.

g. Additional Issuances. Except for the transactions contemplated by the Transaction Documents, the Company, for a period of twelve (12) months from the date hereof, will not issue, grant or sell any security with a variable conversion or exercise rate.

6. REPRESENTATIONS AND WARRANTIES BY LENDER. Lender, by its acceptance of this Note, represents and warrants to Company as follows:

(a) Lender is acquiring the Note with the intent to hold as an investment and not with a view of distribution.

(b) Lender is an "accredited investor" within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the "**Securities Act**"), and is acquiring the Note for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Lender has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Note, and has no need for liquidity in such investment. Lender, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Lender, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Note.

(c) Lender acknowledges and agrees that it is purchasing the Note hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d) Lender has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

(e) No Shorting, Etc. Lender agrees that for a period of twenty-four (24) months after the Closing of the sale by the Company to Lender of a Note, neither Lender nor any of its affiliates, whether in their own capacity or through a third party, shall directly or indirectly enter into or effect any "short sales" (as such term is defined in Rule 10a-1 of the Exchange Act) of shares of Common Stock or any hedging transaction, including obtaining and/or borrowing any shares of Common Stock, which establishes a net short position with respect to the shares of Common Stock underlying the Warrants and Note, whether on a U.S. domestic exchange or any foreign exchange.

7. LIQUIDATED DAMAGES.

a. If (i) the Registration Statement on Form F-1 is not filed with the SEC on or prior to the date 30 days from the Effective Date, (ii) the Registration Statement has not been declared effective by the SEC on or prior to the date 105 days from the Effective Date, or (iii) any registration statement required by this Agreement is filed and declared effective by the Commission but shall

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thereafter cease to be effective or fail to be usable for its intended purpose (each such event referred to as a "Registration Default"), the Company hereby agrees to pay liquidated damages ("Liquidated Damages") to Lender $12,500 per month until the Form F-1 takes effective. Following the cure of all Registration Defaults relating to any particular registrable Securities, Liquidated Damages shall cease to accrue; provided, however, that, if after Liquidated Damages have ceased to accrue, a different Registration Default occurs, Liquidated Damages shall again accrue pursuant to the foregoing provisions. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued.

b. If the Company fails to deliver any Securities due Lender hereunder on the date dictated by this Agreement (each a, "Delivery Date"), the Company shall pay to Lender in immediately available funds $1,000.00 per day past the Delivery Date that the Securities are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued. The Company agrees that the right to receive Securities is a valuable right to Lender and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Lender due to any such breach. The parties agree that this Section is not intended to in any way limit Lender's right to pursue other remedies, including actual damages and/or equitable relief.

c. The Company and Lender hereto acknowledge and agree that the sums payable as Liquidated Damages under subsection 10(a) and 10(b) above shall constitute liquidated damages and not penalties and are in addition to all other rights of the Lenders, including the right to call a default under the Securities Purchase Agreement. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by the Company to obtain or maintain the effectiveness of a registration statement, (iii) one of the reasons for the Company and the Lender reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Lender are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm's length.

8. COMMON SHARE ISSUANCE. Upon receipt by the Company of a written request from Lender to convert any amount due under any Note or to exercise any portion of any Warrant, subject to any limitations on conversion or exercise contained in any Note and/or Warrant, the Company shall have three (3) business days ("Delivery Date") to issue the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Lender in immediately available funds $1,000.00 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Lender, may be added to the principal under any Note. The Company agrees that the right to convert the Note or exercise its Warrants is a valuable right to Lender and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Lender due to any such breach. The parties agree that this Section is not intended to in any way limit Lender's right to pursue other remedies, including actual damages and/or equitable relief.

9. EVENTS OF DEFAULT. An event of default will occur if any of the following circumstances occur (each an "Event of Default"):

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a. Any representation or warranty made by Company in this Agreement or in connection with any Warrant or Note, or in any financial statement, or any other statement furnished by Company to Lender is untrue in any material respect at the time when made or becomes untrue.

b. Default by Company in the observance or performance of any other covenant or agreement contained in this Agreement.

c. Default by Company under the terms of any Note or Warrant or any other third party note or warrant that exceeds a value of $100,000.

d. Filing by Company of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

e. Filing of an involuntary petition against Company in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded or undischarged.

f. Company liquidates, transfers, sells or assigns substantially its assets or elects to wind down its operations or dissolve.

g. The Company fails to maintain irrevocable TA instruction or file with the Company's transfer agent along with a reserve of common shares sufficient to satisfy the Note based on a then hypothetical conversion scenario per the terms of the Note and the Warrants.

h. The Company fails to maintain DTC or DWAC eligibility.

i. The Company fails to stay current in its SEC reporting obligations, including maintaining XBRL financial information on the Company's corporate website.

j. The Company fails to deliver the Lender the shares of Common Stock rightfully listed in any Conversion Notice or any Warrants Exercise Notice within three (3) business days.

k. The Company breaches any other agreement it has with Lender or his assigns.

l. The Company interferes with Lender's or its assigns' efforts to remove the restrictive legend from the Common Stock issued as a result of conversion of any Note when Lender or his assign has provided an attorney opinion letter opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise.

m. The Company fails to prepare and file with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form F-1 within 30 days of the Effective Date to cover the Common Stock underlying the Note and Warrants granted hereto, or the Form F-1 fails be effective within 105 days from the Effective Date.

10. REMEDIES. (i) There will be no cure period available for the Event of Default as defined in Section 11(d), 11(e) and 11(m); or (ii) upon the occurrence of an Event of Default as defined above, and provided such Event of Default as defined in Section 11(a) through 11(c), and Section 11(f) through 11(l), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default, the principal and any accrued interest of the Note will be due immediately, and Lender shall have all of the rights and remedies provided by applicable law and equity. To the extent permitted by law, Company waives any rights to presentment, demand, protest, or notice of any kind in connection with this

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Agreement, any Warrant and/or any Note. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder or thereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. In the event Lender shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Lender's rights, including reasonable attorney's fees, whether or not suit is instituted.

11. NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

Todos Medical Ltd.
1 Hamada Street
Rehovot, Israel 2244427
Attn: Gerald Commissiong

If to the Lender:

Ethel Zielniec
234 Hillhurst BLVD.
Toronto ON M5N 1P4

12. GENERAL PROVISIONS. All representations and warranties made in the Transaction Documents shall survive the execution and delivery of this Agreement and the making of any Loans hereunder. This Agreement will be binding upon and inure to the benefit of Company and Lender, their respective successors and assigns.

13. ENTIRE AGREEMENT. The Transaction Documents contain the entire agreement of the parties and supersedes and replaces all prior discussions, negotiations and representations of the parties. No party shall rely upon any oral representations in entering into this agreement, such oral representations, if any, being expressly denied by the party to whom they are attributed and it being the intention of the parties to limit the terms of this Agreement to those matters contained herein in writing. However, incorporated Note shall be deemed controlling at all times with regards to any inconsistent or changed terms or amendments contained therein.

14. BINDING EFFECT. This agreement is binding upon and inures to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. Lender may assign its rights hereunder without prior permission from the Company.

15. GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law provisions. All disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement, shall only be heard in any competent court residing in New York, NY. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Lender shall only be brought in such courts.

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16. ATTORNEYS FEES. In the event the Lender hereof shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Lender's rights, including reasonable attorney's fees, whether or not suit is instituted.

17. AMENDMENT. The terms of this Agreement may not be amended, modified, or eliminated without written consent of the parties.

18. **SEVERABILITY**. Every provision of this Agreement is intended to be severable. If any term or provision thereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

19. CONSTRUCTION. Section and paragraph headings are for convenience only and do not affect the meaning or interpretation of this Agreement. No rule of construction or interpretation that disfavors the party drafting this Agreement or any of its provisions will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms.

20. FURTHER ASSURANCES. Each party hereto agrees to do all things, including execute, acknowledge and/or deliver any documents which may be reasonably necessary, appropriate or desirable to effectuate the transactions contemplated herein pursuant to terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto enter into this Loan Agreement which is effective as of the date first written.

Company:	**Lender:**
Todos Medical Ltd.	Ethel Zelniec
By: Gerald Commissiong	By: ______________________
Name: Gerald Commissiong	Name:
Title: Chief Executive Officer	Title:

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EXHIBIT A

NOTE FORM

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EXHIBIT B

WARRANT FORM

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EXHIBIT C

Todos Medical Ltd

Ethel Zelniec

Schedule of Loan Advances (Additional Sheets may be Attached if Necessary)

Date of Loan Advance	Amount of Loan Advance	Total of all Loan Advances Owed by Company (Excluding Interest)	Initials of Lender Representative	Initials of Authorized Company Representative

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